Exhibit 10.31

OPTION AGREEMENT

WHEREAS InovaChem Inc. n/k/a NuGen Holdings, Inc. (“Company) had entered  into an agreement (“Agreement”) on February 11, 2010 with certain existing investors (“Investors”) to grant the Investors an option to purchase Class A Preferred Shares; and

WHEREAS certain terms of the Agreement require clarifications by the parties.

NOW THEREFORE the Company and the Investors agree to clarify the Agreement regarding the terms of the option to purchase Class A Preferred Stock of the Company as follows:

1.0 The Grant

 The Company hereby grants to the Investors an option (the "Option") to purchase a minimum of $500,000 of newly issued Class A Preferred Stock of the Company (the “Preferred Stock”) subject to and in accordance with the terms and conditions set forth in this Option Agreement.  The Agreement and any previous agreements and understandings between the Company and the Investors are hereby terminated in their entirety and have no further force and effect. This Option Agreement states all the terms and conditions of the parties' understandings with respect to the Company.

2.0  Terms

2.1          The Option right shall commence on the date hereof and terminate upon the earlier of (i) December 31, 2011,  (ii) one hundred eighty (180) days after the effective date of the Form S-1 Registration Statement filed by the Company or (iii) as provided in Section 2.3 below (the “Term”).

2.2          If the Registration Statement is not declared effective by the Securities and Exchange Commission (the “SEC”) by December 31st, 2011, and if the Investors have not already exercised their Option, the Option shall become null and void, unless the Company and Investors have  agreed, in writing, to extend the terms of this Agreement.

2.3          If during the Term of this Agreement, the Company shall receive an offer and enter an agreement with respect to a financing of  at least $2,500,000 at a price per share (PPS) of no less than $0.30/share, and if the Investors have not yet exercised their Option, the Company may elect at its sole discretion to issue a written notice to Investors, demanding that the Investors shall exercise their option within 30 days of the notice date. Failure to comply with the Company’s demand within said 30 days, the Investors shall forfeit their rights to exercise the Option and the Option shall become null and void, unless the Company and Investors have agreed ,in writing, to extend the terms of the Option Agreement.

2.4          Each Investor shall have the pro rata right (but not the obligation) to purchase Class A Preferred Stock of the Company at a price per share of $0.15 in an aggregate amount of no less than $500,000.00 to a maximum amount of $700,000.00, pro rata as indicated on the attached exhibit, or as otherwise agreed by the Investors.

The actual number of shares of Preferred Stock to be purchased hereunder and the price at which they are purchasable shall be subject to adjustment in the event of any stock split, stock dividend or other similar distribution on capital stock in capital stock of the Company which may take place after the effective date of this Option Agreement but prior to the exercise hereof.

The rights and privileges of such Class A Preferred Shares are as set forth on Exhibit B of this Agreement, attached herewith.
Such pro rata right shall be based on such Investor’s ownership of common stock of the Company relative to the total amount held by all Investors as indicated on Exhibit A.

3.0  Misc.
3.1          The Company shall provide the agent of the Investors a written notice immediately upon being informed by the SEC that the Registration Statement has been declared effective.
3.2          If and when the Investors shall exercise their Option, the parties shall execute such additional documentation to evidence the purchase of the Preferred Stock as is customary in transactions of this nature.
3.3          The Company shall execute and deliver such instruments, certificates and other documents and take such other action from time to time following the date hereof and without further consideration as the other parties hereto may reasonably require in order to effectuate the terms and provisions of this Option Agreement and the transactions contemplated hereby.  In no event shall any party hereto be obligated to take any action in violation of any regulation or law to which it is subject.

3.4          The undersigned, Uzi Halevy, is acting as agent of the Investors for purposes of this Agreement; provided however that: (i) the rights and obligations of each Investor hereunder are several and not joint; (ii) no action taken by any Investor hereunder shall be deemed to constitute the Investors as a partnership, group or joint venture or as acting in concert with one another; and (iii) each Investor shall be entitled to enforce its rights hereunder without regard to any other Investor.

4.0 Governing Law

This  Agreement shall be construed in accordance with the laws of the State of Texas, to which end the parties to this agreement consent to the jurisdiction of the Courts of the State of Texas as may have jurisdiction over the matters at issue.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed in Houston Texas , this 8 day of March , 2011.

NUGEN HOLDINGS, INC.

/s/ Uzi Halevy	/s/ Henry Toh
UZI HALEVY, on behalf of the Investors

Henry Toh Vice Chairman

EXHIBIT A
INVESTORS

Percentages
1. Lakeview Investments, Inc,.	10%
2. Arthur L. Schechter	10%
3. Ariel Leibovitz	7.5%
4. Goldeneye Partners II, Ltd.	10%
5.3 K Partners, Ltd.	10%
6. Allen J. Becker	10%
7. Benjamin Warren	5%
8. ITC Trading Company, Ltd.	5%
9. Uzi Halevy	15%
10. Hershel and Hilda Rich	2.5%
11. Zeevi Hi Tech Investments Holdings	15%

Total	100%

EXHIBIT-B

Summary of Class A Preferred Stock of Nugen Holdings, Inc. (the “Company”)

1.
The Grant.   Upon exercising the option by the Investors and payment of the applicable purchase price, the Company shall issue the Investors Class A Preferred Stock, at $0.15/share, convertible to shares of Common Stock at the ratio of 1 to 1,   The Investors will have the right to purchase a minimum of $500,000.00 of Preferred Stock up to a maximum of $700,000.00.

The number of Class A  Preferred Stock to be purchased hereunder and the price at which  they are purchasable shall be subject to adjustment in the event of any stock split stock, dividend or other similar distribution on capital stock in capital stock of the Company that might occur prior to the exercise of the option by the Investors.

2.
Anti-Dilution.    If the Company  issues new securities to third parties at a price per share lower than the price per share applicable to this investment  ($0.15/per share),  the purchase price of each of the shares of Preferred Stock purchased by the Investors, shall be adjusted according to a “full ratchet” adjustment formula and the Company shall issue, free of charge to each Investor, such additional shares of Preferred Stock so that the total number of shares held by the Investors equals that number that would have been issued at the lower price.  This full ratchet adjustment shall be valid for 6 months from the date of  issuance of the Class A Preferred Stock and then based on the “weighted average” method for  an additional period of forty two (42) months.  The foregoing anti-dilution  shall not apply to:

(i)         the issuance to employees and consultants of common stock or options to purchase common stock pursuant to an approved share option plan within a Board approved option pool; or

(ii)        the issuance of shares to one or more strategic investors; provided however that: (A) such strategic investor shall invest a minimum of $5 million individually or $7.5 million in the aggregate with other strategic investors, (B) such investment shall be at a price per share of not lower than $0.13, (C) the strategic transaction is in the best interests of the Company, and (D) the strategic transaction is approved by at least 2/3 of the entire Board of Directors of the Company.

3.
Pre-Emptive Rights: So long as the Investors shall hold at least 5% in the aggregate of the outstanding share capital of the Company (including common stock and the Series A Preferred Stock) they shall have the right to maintain their percentage ownership in the Company by purchasing a pro rata portion of any further issuance of securities by the Company at the offering price, subject to customary exceptions (existing options; shares or options to employees under a Board approved ESOP pool).

4.
Rights Granted to Significant Shareholders.  Where the current or future By-Laws or Certificate of Incorporation of the Company grant certain rights and privileges to shareholders holding a certain prescribed percentage of  the total issued capital stock of the Company, the Investors shall be entitled to cumulate their shareholding for the purpose of calculating the percentage holdings entitled to such rights and or privileges. The Investors shall be entitled to any such rights and privileges if the aggregate ownership percentage held by the Investors exceeds the requisite amount for an individual shareholder to be entitled to such rights and privileges.

5.
Independent Nature of Each Investor’s Obligations and Rights.  The obligations of each Investor under this Agreement or any other transaction document are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under any transaction document contemplated hereby.  Nothing contained herein or in this Agreement or any other transaction document, and no action taken by any Investor pursuant hereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any other transaction document, and the Company acknowledges that the Investors are not acting in concert or as a group with respect to such obligations or the transactions contemplated by Agreement and any other transaction document.  Each Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other transaction document, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose.

6.
Board Representation.  The Investors shall be entitled to a seat on the Board of the Company upon exercising the option by the Investors and payment of the applicable purchase price. Upon  the  effective date of the Form S-1 Registration Statement filed by the Company with the SEC this right for a seat on the Board  shall be terminated.

7.
Warrants . The Investors shall be entitled to a grant of the common stock the Company equal to 10% of the total value of the investment in the Preferred Stock, based on a share value of $0.15/share. This equity grant shall be issued in the form of a Warrants at a price of one tenth of one cent ($0.001) per share (the “Warrant Price”) valid for 12 months from the effective date of exercising the Option.

8.
The Class A Preferred Stock shall include  rights and privileges which are commonly found in securities of this nature.  The Company shall provide such documentation, enter into agreements and execute such instruments as are reasonably requested by the Investors to consummate the transactions contemplated hereby.

NUGEN HOLDINGS, INC.

/s/ Henry Toh	/s/ Uzi Halevy
Name: Henry Toh	By Uzi Halevy
Title: Vice Chairman	Agent for Investors